                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                 Amendment No. 3



                                  Benihana Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                      Class A Common Stock, $0.10 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    082047200
                  --------------------------------------------
                                 (CUSIP Number)





                                December 31, 1998
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[_] Rule 13d-1(c)

[_] Rule 13d-1(d)



                               Page 1 of 11 pages

-----------------------
  CUSIP NO. 082047200                   13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Goldman, Sachs & Co.

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

           New York

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                               575,100
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING                  0

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                               739,500

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           739,500

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                    [_]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           29.4%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           BD-PN-IA

------------------------------------------------------------------------------



                               Page 2 of 11 pages

-----------------------
  CUSIP NO. 082047200                  13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           The Goldman Sachs Group, L.P.

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                               575,100
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING                  0

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                               739,500

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           739,500

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                    [_]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           29.4%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           HC-PN

------------------------------------------------------------------------------



                               Page 3 of 11 pages

-----------------------
  CUSIP NO. 082047200                   13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           The Managers Funds on behalf of
           Managers Special Equity Fund

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

           Massachusetts

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                               153,300
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING                  0

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                               153,300

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           153,300

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                    [_]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.1%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           IC

------------------------------------------------------------------------------



                               Page 4 of 11 pages

-----------------------
  CUSIP NO. 082047200                  13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           The Diversified Investors Funds Group on behalf of
           Diversified Investors Special Equity Fund

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

           New York

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                               128,700
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING                  0

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                               128,700

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           128,700

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                    [_]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.1%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           IC

------------------------------------------------------------------------------



                               Page 5 of 11 pages

Item 2(a).         Name of Persons Filing:
                   Goldman, Sachs & Co., The Goldman Sachs Group, L.P., The Managers Funds on behalf of Managers Special Equity Fund and The Diversified Investors Funds Group on behalf of Diversified Investors Special Equity Fund

Item 2(b).         Address of Principal Business Office or,  if none, Residence:
                   for Goldman, Sachs & Co.  and  The Goldman Sachs Group, L.P.:
                   85 Broad Street, New York, NY  10004
                   for The Managers Funds:
                   40 Richards Avenue, Norwalk, CT  06854
                   for The Diversified Investors Funds Group:
                   4 Manhattanville Road, Purchase, NY  10577

Item 2(c).         Citizenship:
                   Goldman, Sachs & Co. - New York
                   The Goldman Sachs Group, L.P. - Delaware
                   The Managers Funds - Massachusetts
                   The Diversified Investors Funds Group - New York

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a :

          (a).[X] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).
                              Goldman, Sachs & Co.

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[X] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
                              The Managers Funds on behalf of Managers Special Equity Fund and
                              The Diversified Investors Funds Group on behalf of Diversified Investors Special Equity Fund

          (e).[X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
                              Goldman, Sachs & Co.

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
                              The Goldman Sachs Group, L.P.

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



                               Page 6 of 11 pages

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.
                             Commonwealth of Pennsylvania Public School Employees' Retirement System

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 10.           Certification.
                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


--------------------------
     * The Goldman Sachs Group, L.P. ("GS Group") and Goldman, Sachs & Co. ("Goldman Sachs") each disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which Goldman Sachs or employees of Goldman Sachs have voting or investment discretion, or both and (ii) certain investment entities, of which a subsidiary of GS Group or Goldman Sachs is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than GS Group, Goldman Sachs or their affiliates.



                               Page 7 of 11 pages

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 10, 1999

                              THE GOLDMAN SACHS GROUP, L.P.


                              By: /s/ Hans L. Reich
                              --------------------------------------
                              Name:   Hans L. Reich
                              Title:  Attorney-in-fact



                              GOLDMAN, SACHS & CO.


                              By: /s/ Hans L. Reich
                              --------------------------------------
                              Name:   Hans L. Reich
                              Title:  Attorney-in-fact



                              THE MANAGERS FUNDS on behalf of
                              Managers Special Equity Fund


                              By: /s/ Hans L. Reich
                              --------------------------------------
                              Name:   Hans L. Reich
                              Title:  Attorney-in-fact



                              THE DIVERSIFIED INVESTORS FUNDS GROUP on behalf of Diversified Investors Special Equity Fund


                              By: /s/ Hans L. Reich
                              --------------------------------------
                              Name:   Hans L. Reich
                              Title:  Attorney-in-fact



                               Page 8 of 11 pages

                               INDEX TO EXHIBITS




Exhibit No.              Exhibit
-----------              -------

  99.1 Joint Filing Agreement, dated January 10, 1999 between Goldman, Sachs & Co., The Goldman Sachs Group, L.P., The Managers Funds on behalf of Managers Special Equity Fund and The Diversified Investors Funds Group on behalf of Diversified Investors Special Equity Fund


  99.2                   Item 7 Information



                               Page 9 of 11 pages

                                                                  EXHIBIT (99.1)



                            JOINT FILING AGREEMENT



     In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A Common Stock, $0.10 par value of Benihana Inc., and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.


Date:  January 10, 1999


                              THE GOLDMAN SACHS GROUP, L.P.


                              By: /s/ Hans L. Reich
                              --------------------------------------
                              Name:   Hans L. Reich
                              Title:  Attorney-in-fact



                              GOLDMAN, SACHS & CO.


                              By: /s/ Hans L. Reich
                              --------------------------------------
                              Name:   Hans L. Reich
                              Title:  Attorney-in-fact



                              THE MANAGERS FUNDS on behalf of
                              Managers Special Equity Fund


                              By: /s/ Hans L. Reich
                              --------------------------------------
                              Name:   Hans L. Reich
                              Title:  Attorney-in-fact



                              THE DIVERSIFIED INVESTORS FUNDS GROUP on behalf of Diversified Investors Special Equity Fund


                              By: /s/ Hans L. Reich
                              --------------------------------------
                              Name:   Hans L. Reich
                              Title:  Attorney-in-fact



                               Page 10 of 11 pages

                                                                  EXHIBIT (99.2)



                              ITEM 7 INFORMATION



     Goldman, Sachs & Co. is a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.



                               Page 11 of 11 pages